UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): November 29, 1994

                             MAGMA COPPER COMPANY
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            (Exact name of registrant as specified in its charter)



       Delaware                     1-10122         86-0219794
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(State or other jurisdiction      (Commission    (IRS Employer
 of incorporation)                File Number)   Identification
                                                     Number)


7400 North Oracle Road, Suite 200, Tucson, Arizona       85704
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(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(602) 575-5600



                                Not Applicable
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       (Former name or former address, if changed since last report.)

Item 2.   Acquisition or Disposition of Assets

     On November 29, 1994, Magma Copper Company (the "Company") consummated the acquisition of Empresa Minera Especial Tintaya S.A. ("Tintaya"), a Peruvian company which owns mining concessions and conducts mining operations in Southern Peru. The Company was the winning bidder in the privatization of Tintaya, which was acquired from the Government of Peru. Following the closing, Tintaya's name was changed to Magma Tintaya S.A.

     Under the terms of the purchase, which was determined through a bid process, the Company paid US$214 in cash and delivered US$55 million face value of Peruvian government debt (which the Company purchased for a discount), for a 98.43% interest in Tintaya (the remainder of Tintaya is owned by employees). Magma funded the purchase through the sale of short-term marketable securities. In conjunction with the acquisition, Magma also agreed to spend US$85 million for certain capital expenditures over the next 5 years.

     Tintaya owns various mining concessions in Southern Peru, as well as plant and equipment to support ongoing mining operations. The Company intends to continue to operate these mining properties, to expand existing operations, and to explore for additional ore reserves. In this regard, based upon information provided to the Company in connection with the acquisition, the Tintaya Project contains nearly 2 billion pounds of recoverable copper. The project currently consists of an open pit mine which has established reserves of 58 million tonnes of 1.78% sulfide copper ore. Current operations process 1.75% copper sulfide ore at the rate of 8,000 tonnes per day, producing approximately 110 million pounds of copper per year. Over the next two years the Company intends to expand the mining rate to 10,000 tonnes of ore per day, which would boost sulfide ore production to 135 million pounds of copper per year. The Company also intends to do a feasibility study to evaluate how best to exploit a proven and probable mineral resource estimated at 21.7 million tonnes of 1.57% oxide copper ore. Based upon a preliminary analysis of the oxide orebody at Tintaya, the Company believes that the project could support an SX-EW operation capable of producing 70 million pounds of copper per year. The Company also believes that if it is successful in expanding the current rate of sulfide production and in establishing SX-EW production to achieve total copper production of 200 million pounds per year, Tintaya should be able to reduce its net cash operating costs to the 50 cents per pound range.

     Although the Company made an extensive evaluation of the Tintaya Project prior to its acquisition, there are certain risks inherent in the acquisition and operation of foreign properties including the risk of political instability, the possibility of adverse economic or tax reforms, restrictions on the repatriation of funds and currency risks. The Company is pursuing measures to mitigate some of these risks.

Item 7.   Financial Statements and Exhibits

          (a)  Financial Statements of Business Acquired.
               ------------------------------------------
               It is impracticable to provide the required financial information for Tintaya at the time this report on Form 8-K is filed. The required financial statements will be filed under Form 8-K/A as soon as practicable but in no event later than February 13, 1995.

          (b)  Pro Forma Financial Information.
               --------------------------------
               It is impracticable to provide the required pro forma financial information for Tintaya at the time this report on Form 8-K is filed. The required pro forma financial information will be filed under cover of a Form 8-K/A as soon as practicable but in no event later than February 13, 1995.

          (c)  Exhibits.
               ---------
                2.1 Stock Purchase Agreement between Empresa Mineral
                    Especial Tintaya S.A. and Magma Copper Company (official translation).

                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    MAGMA COPPER COMPANY



                                    By    \s\ Douglas J. Purdom
                                         ------------------------
                                        Douglas J. Purdom
                                        Vice President and
                                        Chief Financial Officer



Date:  December 14, 1994